CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Fidelity Distributors
Corporation:
We hereby consent to the inclusion in this Post-Effective Amendment No. 64 to Registration Statement No. 2-34100 on Form S-6 of our report dated January 29, 1997, on our audit of the statement of financial condition of Fidelity Distributors Corporation as of December 31, 1996.
/S/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
November 11, 1997